State of Delaware Secretary of State Division of Corporations Delivered 01:52 PM 01/28/2004 FILED 01:52 PM 01/28/2004 SRV 040059099 – 2957585 FILE	Exhibit (a)(4)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF TRUST

OF

BLACKROCK PROVIDENT INSTITUTIONAL FUNDS

Pursuant to Sections 3810(b)(l) and 381l(a)(2) of the Delaware Statutory Trust Act, as amended, the undersigned hereby certifies that:

1.	The name of the statutory trust is BLACKROCK PROVIDENT INSTITUTIONAL FUNDS (the “Trust”).

2.	Paragraph 1 of the Trust’s Certificate of Trust shall be amended to provide as follows:

1.	Name. The name of the statutory trust is BLACKROCK LIQUIDITY FUNDS (the “Trust”).

3.	The effective date of this Certificate of Amendment is January 28, 2004.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment this 28th day of January, 2004.

BlackRock Provident Institutional Funds

/s/ RALPH SCHLOSSTEIN
Ralph Schlosstein
as Trustee and not individually